Exhibit 3

WPP DAS Ltd

Balance sheet

As at 30 June 2011 and 2010 and 31 December 2010

	Notes	30 June 2011 £m	June 30 2010 £m	Year ended 31 December 2010 £m
Assets		—	—	—
Receivable from WPP 2008 Limited	3	121.0	—	—
Liabilities		—	—	—
Net assets		121.0	—	—
Equity
Share capital	3	—	—	—
Distributable reserve	3	121.0	—	—
Total equity		121.0	—	—

Note

The accompanying notes form an integral part of this balance sheet.

Statement of changes in equity

For the six months ended 30 June 2011, 31 December 2010 and 30 June 2010

	Notes	Share capital £m	Distributable Reserve £m	Total £m
At 1 January 2010		—	—	—
Issue of ordinary shares	3	117.3	—	117.3
Capital reduction	3	(117.3)	117.3	—
Dividends	4	—	(117.3)	(117.3)
At 30 June 2010		—	—	—
Issue of ordinary shares	3	69.7	—	69.7
Capital reduction	3	(69.7)	69.7	—
Dividends	4	—	(69.7)	(69.7)
At 31 December 2010		—	—	—
Issue of ordinary shares	3	121.0	—	121.0
Capital reduction	3	(121.0)	121.0	—
At 30 June 2011		—	121.0	121.0

Note

The accompanying notes form an integral part of this statement of changes in equity.

Notes to the financial statements

1.	The dividend access trust

WPP DAS Limited (the “Trust”) was established on 9 July 2008 by WPP plc (“WPP”). The Trust is governed by the applicable laws of England and Wales and is a resident for tax purposes in the United Kingdom, WPP is a resident for tax purposes in the Republic of Ireland. The Trust is a wholly owned subsidiary of WPP 2008 Limited which is an indirect wholly owned subsidiary of WPP plc.

WPP DAS Limited was formed as part of WPP’s Dividend Access Plan, which was primarily designed to ensure that WPP share owners may continue to receive UK dividends, meaning in particular that under the Dividend Access Plan, no Irish tax is required to be withheld from the payment of dividends to share owners. To facilitate WPP’s Dividend Access Plan, the Trust issued one dividend access share to the trustee. WPP share owners will not have any interest in the dividend access share and will not have any rights against the Trust as the issuer of the dividend access share. The only assets held in trust for the benefit of share owners will be dividends paid to the trustee in respect of the dividend access share.

To ensure compliance with UK trust law rules, the period during which the dividend access trust may continue is restricted. However, the dividend access trust under current law is able to continue for 80 years.

2.	Accounting policies

Basis of preparation

The financial statements have been prepared under the historical cost convention and in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as they apply to the financial statements of the Trust for the period ended 30 June 2011.

Income statement, statement of comprehensive income and cash flow statement

An income statement, a statement of comprehensive income and a cash flow statement are not presented with these financial statements because the Trust did not receive income, incur expense, recognise any gain or loss or receive or disburse cash during the period under review.

The directors received no remuneration during the period for services to the Trust. The Trust had no other employees during the period.

Functional currency

The functional currency of the Trust is pounds sterling.

Taxation

The Trust is not required to withhold at source any amount in respect of UK tax from dividend payments it makes under the Dividend Access Plan regardless of who the recipient of the payments is.

3.	Share capital and distributable reserve

In July 2008 the Trust issued 1 ordinary share with a nominal value of £1 to WPP 2008 Limited and in April 2009 the Trust issued 1 non-voting dividend access share with a nominal value of £1.

On 25 March 2010 the Trust issued 117,301,956 ordinary shares of £1 each to another Group company and on the same date a capital reduction was performed. On 28 October 2010 the Trust issued a further 69,706,978 ordinary shares of £1 each and on the same date a capital reduction was performed. As a result of this transaction the Trust remained with called-up share capital of 1 ordinary share of £1 and 1 dividend access share of £1.

On 29 June 2011 the Trust issued 121,002,475 ordinary shares of £1 each to another Group company and on the same date a capital reduction was performed. As a result of this transaction the Trust remained with called-up share capital of 1 ordinary share of £1 and 1 dividend access share of £1.

4.	Dividends

	Six Months Ended 30 June 2011 £m	Six Months Ended 30 June 2010 £m	Year ended 31 December 2010 £m
2009 second interim dividend of 10.28p per ordinary share	—	117.3	117.3
2010 first interim dividend of 5.97p per ordinary share	—	—	69.7
	—	117.3	187.0

Dividends were settled in cash by WPP 2008 Limited on behalf of the Trust.

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